Capital World Bond Fund

September 30, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$151,925
Class B	$1,073
Class C	$7,962
Class F1	$40,698
Class F2	$17,372
Total	$219,030
Class 529-A	$7,381
Class 529-B	$97
Class 529-C	$1,996
Class 529-E	$349
Class 529-F1	$938
Class R-1	$224
Class R-2	$2,275
Class R-2E	-
Class R-3	$3,254
Class R-4	$2,350
Class R-5	$4,516
Class R-6	$21,959
Total	$45,339

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4300
Class B	$0.2649
Class C	$0.2626
Class F1	$0.4336
Class F2	$0.4914
Class 529-A	$0.4122
Class 529-B	$0.2387
Class 529-C	$0.2517
Class 529-E	$0.3696
Class 529-F1	$0.4592
Class R-1	$0.2787
Class R-2	$0.2678
Class R-2E	-
Class R-3	$0.3684
Class R-4	$0.4380
Class R-5	$0.4997
Class R-6	$0.5116

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	350,166
Class B	3,089
Class C	27,348
Class F1	95,765
Class F2	48,354
Total	524,722
Class 529-A	17,447
Class 529-B	298
Class 529-C	7,496
Class 529-E	930
Class 529-F1	2,180
Class R-1	814
Class R-2	8,286
Class R-2E	0*
Class R-3	8,508
Class R-4	5,463
Class R-5	7,911
Class R-6	61,514
Total	120,847

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$20.49
Class B	$20.34
Class C	$20.18
Class F1	$20.37
Class F2	$20.48
Class 529-A	$20.54
Class 529-B	$20.40
Class 529-C	$20.32
Class 529-E	$20.41
Class 529-F1	$20.44
Class R-1	$20.31
Class R-2	$20.30
Class R-2E	$20.50
Class R-3	$20.45
Class R-4	$20.48
Class R-5	$20.52
Class R-6	$20.52

*Amount less than one thousand.